UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*


                          Cellegy Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   15115L-10-3
--------------------------------------------------------------------------------
                                 (CUSIP Number)






*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 Pages

                                                   SCHEDULE 13G
-----------------------------------------------                      ---------------------------------------------

CUSIP No.       15115L-10-3                                             Page      2      of      9      Pages
          ------------------------                                           -----------    -----------
-----------------------------------------------                      ---------------------------------------------

--------- --------------------------------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
   1      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Sundance Venture Partners, L.P.

--------- --------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   2      (a) |_|
          (b) |X|
--------- --------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- --------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.

--------- --------------------------------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
          NUMBER                    -0-
            OF
                            ------- ------------------------------------------------------------------------------
          SHARES              6     SHARED VOTING POWER
       BENEFICIALLY                 583,482
          OWNED
                            ------- ------------------------------------------------------------------------------
            BY                7     SOLE DISPOSITIVE POWER
           EACH                     -0-
        REPORTING
                            ------- ------------------------------------------------------------------------------
          PERSON              8     SHARED DISPOSITIVE POWER
           WITH                     583,482
--------------------------- ------- ------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          583,482
--------- --------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                              |_|


--------- --------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          11.3%
--------- --------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          PN

--------- --------------------------------------------------------------------------------------------------------

                                         Page 2 of 9 Pages


                                                   SCHEDULE 13G
-----------------------------------------------                      ---------------------------------------------

CUSIP No.       15115L-10-3                                             Page      3      of      9      Pages
          ------------------------                                           -----------    -----------
-----------------------------------------------                      ---------------------------------------------

--------- --------------------------------------------------------------------------------------------------------
          NAMES OF REPORTING PERSONS
   1      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Anderson & Wells Company

--------- --------------------------------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   2      (a) |_|
          (b) |X|
--------- --------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


--------- --------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.

--------- --------------------------------------------------------------------------------------------------------
                              5     SOLE VOTING POWER
          NUMBER                    -0-
            OF
                            ------- ------------------------------------------------------------------------------
          SHARES              6     SHARED VOTING POWER            583,482
       BENEFICIALLY                 Anderson  & Wells  Company is the sole  General  Partner of
                                    Sundance Venture Partners, L.P.
           OWNED            ------- ------------------------------------------------------------------------------
            BY                7     SOLE DISPOSITIVE POWER
           EACH                     -0-
        REPORTING
                            ------- ------------------------------------------------------------------------------
          PERSON              8     SHARED DISPOSITIVE POWER       583,482
           WITH                     Anderson & Wells Company is the sole General Partner of Sundance Venture
                                    Partners, L.P.
--------------------------- ------- ------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          583,482
--------- --------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                              |_|


--------- --------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          11.3%
--------- --------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON

          CO

--------- --------------------------------------------------------------------------------------------------------

                                              Page 3 of 9 Pages

Item 1.

         (a)      Name of Issuer:
                  Cellegy Pharmaceuticals, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  1065 East Hillsdale Blvd., Suite 418, Foster City, CA  94404

Item 2.

         (a)      Name of Person Filing:
                  Sundance Venture Partners, L.P.

         (b)      Address of Principal Business Office:
                  10600 N. DeAnza Boulevard, Suite 215, Cupertino, CA  95014

         (c)      Citizenship:
                  U.S.A.

         (d)      Title of Class of Securities:
                  Common Stock

         (e)      CUSIP Number:
                  15115L-10-3

Item 3.

                  Not applicable.

Item 4.           Ownership

         (a)      Amount Beneficially Owned:  583,482

         (b)      Percent of Class:         11.3%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or direct the vote:  -0-

                  (ii)     shared power to vote or direct the vote:  583,482

                  (iii) sole power to dispose or to direct the disposition of: -0-

                  (iv) shared power to dispose or to direct the disposition of: 583,482

Item 5.          Ownership of Five Percent or Less of a Class

                 Not applicable.

Item 6.          Ownership of More Than Five Percent on Behalf of Another Person

                 Not applicable


                               Page 4 of 9 Pages

Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                 Not applicable.

Item 8.          Identification and Classification Members of the Group

                 Not applicable.

Item 9.          Notice of Dissolution of Group

                 Not applicable.

Item 10.         Certification

                 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               Page 5 of 9 Pages

Item 1.

         (a)      Name of Issuer:
                  Cellegy Pharmaceuticals, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  1065 East Hillsdale Blvd., Suite 418, Foster City, CA  94404

Item 2.

         (a)      Name of Person Filing:
                  Anderson & Wells Company (General Partner of Sundance Venture Partners, L.P.)

         (b)      Address of Principal Business Office:
                  400 East Van Buren, Suite 750, Phoenix, AZ 85004

         (c)      Citizenship:
                  U.S.A.

         (d)      Title of Class of Securities:
                  Common Stock

         (e)      CUSIP Number:
                  15115L-10-3

Item 3.

                  Not applicable.

Item 4.           Ownership

         (a)      Amount Beneficially Owned:  583,482

         (b)      Percent of Class:         11.3%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or direct the vote: -0-

                  (ii)     shared power to vote or direct the vote: 583,482

                  (iii) sole power to dispose or to direct the disposition of: -0-

                  (iv) shared power to dispose or to direct the disposition of: 583,482

Item 5.          Ownership of Five Percent or Less of a Class

                 Not applicable.

Item 6.          Ownership of More Than Five Percent on Behalf of Another Person

                 Not applicable

                               Page 6 of 9 Pages

Item 7. Identification and Classification of Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                 Not applicable.

Item 8.          Identification and Classification Members of the Group

                 Not applicable.

Item 9.          Notice of Dissolution of Group

                 Not applicable.

Item 10.         Certification

                 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 7 of 9 Pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997



SUNDANCE VENTURE PARTNERS, L.P.



By: /s/ Larry J. Wells
   -------------------
Larry J. Wells



ANDERSON & WELLS COMPANY



By: /s/ Larry J. Wells
   -------------------
Larry J. Wells


See attached Exhibit A


                                Page 8 of 9 Pages

                                    EXHIBIT A

                            Agreement of Joint Filing


         The undersigned hereby agree that they are filing jointly, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 583,482 shares of the Common Stock of Cellegy Pharmaceuticals, Inc. held by Sundance Venture Partners, L.P. and Anderson & Wells Company, the sole General Partner of Sundance Venture Partners, L.P.

Dated:  February 13, 1997



SUNDANCE VENTURE PARTNERS, L.P.



By: /s/ Larry J. Wells
   -------------------
Larry J. Wells



ANDERSON & WELLS COMPANY



By: /s/ Larry J. Wells
   -------------------
Larry J. Wells


                                Page 9 of 9 Pages